Exhibit 23J-

CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

As independent public accountants, we hereby consent to the use of our report dated September 22, 2003, for the TrendStar Investment Trust (formerly the Sirius Investment Trust), comprised of the TrendStar Small-Cap Fund, the TrendStar American Endeavor Fund, and the TrendStar Mid-Cap Fund (the "Funds") and to all references to our firm included in or made a part of this Pre-Effective Amendment No. 3 to TrendStar Investment Trust’s Registration Statement on Form N-1A (file No. 333-107192 and 811-21405), including the heading "Accountants" in the Statement of Additional Information of the Fund.

McCurdy & Associates CPA's, Inc.
Westlake, Ohio
October 7, 2003